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                                                                    Exhibit 23.1

                            [Letterhead of KPMG LLP]



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Landstar System, Inc.:

We consent to incorporation by reference in this Registration Statement on Form S-8 of Landstar System, Inc. of our reports dated February 6, 2001, relating to the consolidated balance sheets of Landstar System, Inc. and subsidiary as of December 30, 2000 and December 25, 1999, and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal years ended December 30, 2000, December 25, 1999 and December 26, 1998, and all related financial statement schedules, which reports appear in the December 30, 2000, annual report on Form 10-K of Landstar System, Inc.


                                    /s/ KPMG LLP



Stamford, Connecticut
August 22, 2001